SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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NETAPP, INC.

(Name of Registrant as Specified in Its Charter)

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     Attached is an email (the “E-mail Communication to Employees”) sent on March 23, 2009 by Daniel J. Warmenhoven, the Chairman and Chief Executive Officer of NetApp, Inc. (the “Company”) to employees of the Company describing the Company’s intention to commence a one-time stock option exchange program (the “Option Exchange Program”) to allow employees of the Company (excluding executive officers and directors) who hold certain options to purchase shares of the Company’s common stock (such options, the “eligible options”) to exchange such eligible options for restricted stock units if stockholder approval of the Option Exchange Program is obtained.
     This E-mail Communication to Employees does not constitute an offer to holders of eligible options to exchange such options. The Option Exchange Program and amendments to certain of the Company’s equity plans to facilitate the Option Exchange Program are described in more detail in the Definitive Proxy Statement (the “Proxy Statement”) for the Special Meeting of Stockholders scheduled for April 21, 2009, which was filed with the Securities Exchange Commission (the “SEC”) on March 23, 2009 on Schedule 14A. The Option Exchange Program described in the Proxy Statement and the E-mail Communication to Employees will commence only if stockholders approve the Option Exchange Program and the amendments to certain of the Company’s equity plans to facilitate the Option Exchange Program. Even if the requisite stockholder approval is obtained, the Company may still decide later not to implement the Option Exchange Program. Persons who are eligible to participate in the Option Exchange Program should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available because they will contain important information about the Option Exchange Program. The Company will file the Tender Offer Statement on Schedule TO with the SEC upon the commencement of the Option Exchange Program. The Company’s stockholders and option holders will be able to obtain these written materials and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov. Eligible holders of the Company’s options may obtain a written copy of the tender offer documents free of charge, when available, by contacting the Compensation Group at NetApp, Inc., 495 East Java Dr., Sunnyvale, CA 94089.

Email Communication to Employees
From: Warmenhoven, Dan
Sent: Monday, March 23, 2009 11:02 AM
To: c-dl-employees
Subject: Proxy Filing
     Today NetApp filed a proxy statement asking stockholders to approve a one-time, voluntary stock option exchange program. If approved, this program will allow employees to exchange certain stock options that are “underwater”, meaning they have exercise prices that are higher than a specified share price, for a lower number of restricted stock units (RSUs).
     A special meeting of our stockholders has been scheduled for April 21, 2009, to vote on the stock option exchange proposal. Stockholders must approve the proposal before the exchange offer can proceed.
     If the proposal is approved by the stockholders we intend to offer the program to all eligible employees based in our U.S. and international locations (where feasible and permitted by local law). Participation in the exchange program will be voluntary, and eligible employees will have a pre-set election period to determine if they wish to participate. We will provide eligible employees with more information and written materials explaining the precise terms and timing of the exchange program and how it may apply at the time the exchange program begins.
     Stock option exchanges are governed by the SEC and NASDAQ regulations. Information about the proposal can be found in the proxy statement and other materials filed with the SEC, which is available on the NetApp website at http://investors.netapp.com/sec.cfm or on the SEC’s website at www.sec.gov.
     More information will be sent to you in the coming weeks regarding the stockholder vote. For those of you who are stockholders, your vote is important and we encourage you to vote. You will receive the meeting notice and proxy statement in the mail with details on when and how to vote the shares you own.
     Dan
Note: The option exchange program described in this email has not yet commenced. If the proposal is approved by the stockholders and the exchange is implemented, we will provide option holders who are eligible to participate in the exchange program with written materials explaining the precise terms and timing of the exchange program at the time the exchange program begins. Persons who are eligible to participate in the exchange program should read these written materials carefully when they become available because they will contain important information about the program. At the time the exchange program begins we will also file these written materials as part of a tender offer statement with the Securities and Exchange Commission. Our stockholders and option holders will be able to obtain these written materials and other documents we file with the Securities and Exchange Commission free of charge at www.sec.gov. Persons eligible to participate in the exchange will also be able to obtain a written copy of the tender offer documents free of charge, when they become available, by contacting the Compensation Group, at NetApp, Inc., 495 East Java Dr., Sunnyvale, CA 94089.